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                                                                   EXHIBIT 12.01


                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                                                                                             For the
                                                                                                          Three Months
                                                         For the Twelve Months Ended November 30             Ended
                                                  ------------------------------------------------------    Feb. 28,
                                                       1997       1998       1999       2000       2001       2002
                                                  ---------- ---------- ---------- ---------- ----------    -----------
Pre-tax earnings from continuing operations         $   937    $ 1,052    $ 1,631    $ 2,579    $ 1,748          $ 440

Add: Fixed charges (excluding capitalized
 interest)                                           13,043     15,813     13,681     18,778     15,724          2,643
                                                  ---------- ---------- ---------- ---------- ----------    -----------


Pre-tax earnings before fixed charges                13,980     16,865     15,312     21,357     17,472          3,083
                                                  ========== ========== ========== ========== ==========    ===========

Fixed charges:
      Interest                                       13,010     15,781     13,649     18,740     15,656          2,620
      Other (a)                                          41         47         71         57         78             29
                                                  ---------- ---------- ---------- ---------- ----------    -----------

      Total fixed charges                            13,051     15,828     13,720     18,797     15,734          2,649
                                                  ---------- ---------- ---------- ---------- ----------    -----------

Preferred stock dividend requirements                   109        124        174        195        192             65
                                                  ---------- ---------- ---------- ---------- ----------    -----------

Total combined fixed charges and preferred
 stock dividends                                   $ 13,160   $ 15,952   $ 13,894   $ 18,992   $ 15,926        $ 2.714
                                                  ========== ========== ========== ========== ==========    ===========


RATION OF EARNINGS TO FIXED CHARGES                    1.07       1.07       1.12       1.14       1.11           1.16

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS                  1.06       1.06       1.10       1.12       1.10           1.14

(a) Other fixed charges consist of the interest factor in rentals and capitalized interest.